UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

SCHEDULE 14A INFORMATION
Proxy Statement Pursuant to Section 14(a) of the
Securities Exchange Act of 1934
(Amendment No.    )

Filed by the Registrant ☒	Filed by a Party other than the Registrant ☐
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☐    Preliminary Proxy Statement
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☐    Definitive Proxy Statement
☒    Definitive Additional Materials
☐    Soliciting Material under § 240.14a-12

Model N, Inc.
(Name of Registrant as Specified In Its Charter)
(Name of Person(s) Filing Proxy Statement if other than the Registrant)
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The following supplemental information is being filed for the purpose of correcting the descriptions of the required vote and effect of abstentions with respect to the proposals to approve the 2021 Equity Incentive Plan and 2021 Employee Stock Purchase Plan, as described in the proxy materials of Model N, Inc. (the “Company”). There are no other modifications or supplements to the Company’s proxy statement on Schedule 14A filed with the Securities and Exchange Commission on January 8, 2021.

If you have already voted, you do not need to vote again unless you would like to change or revoke your prior vote on any proposal. If you would like to change or revoke your prior vote on any proposal, please refer to the proxy statement for instructions on how to do so.
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What is the effect of broker non-votes and abstentions?
A proxy submitted by a stockholder may indicate that the shares represented by the proxy are not being voted (stockholder withholding) with respect to a particular matter. In addition, a broker may not be permitted to vote on shares held in street name on a particular matter in the absence of instructions from the beneficial owner of the stock (broker non-vote). The shares subject to a proxy which are not being voted on a particular matter because of either stockholder withholding or broker non-votes will count for purposes of determining the presence of a quorum, but are not treated as votes cast for or against a matter and, therefore, will have no effect on the election of directors, the approval of the 2021 Equity Incentive Plan, the approval of the 2021 Employee Stock Purchase Plan, the ratification of the appointment of PricewaterhouseCoopers LLP, or the non-binding advisory vote on the compensation of our named executive officers as disclosed in this proxy statement.
Abstentions (shares present at the meeting and voted “abstain”) are counted for purposes of determining whether a quorum is present. Abstentions have no effect on the outcome of the matters voted upon in proposals 1, 4 or 5. However, for proposals 2 and 3, the New York Stock Exchange, or NYSE, listing standards require approval by at least a majority of votes cast on these proposals, and under NYSE guidance, an abstention counts as a vote cast. Accordingly, abstentions will have the same effect as a vote “against” proposals 2 and 3.
How many votes are needed for approval of each matter?
•Proposal No. 1: The election of directors requires a plurality vote of the shares of common stock voted at the meeting. “Plurality” means that the nominees who receive the largest number of votes cast “FOR” are elected as directors. As a result, any shares not voted “FOR” a particular nominee (whether as a result of stockholder withholding or a broker non-vote) will not be counted in such nominee’s favor.
•Proposal No. 2: The approval of the 2021 Equity Incentive Plan must receive more affirmative votes cast for the proposal than the aggregate number of votes cast against the proposal and abstentions from voting on the proposal.
•Proposal No. 3: The approval of the 2021 Employee Stock Purchase Plan must receive more affirmative votes cast for the proposal than the aggregate number of votes cast against the proposal and abstentions from voting on the proposal.
•Proposal No. 4: The ratification of the appointment of PricewaterhouseCoopers LLP must receive the affirmative vote of the holders of a majority of the voting power of the shares of stock entitled to vote on such matter that are present in person or represented by proxy at the meeting and are voted for or against the matter.
•Proposal No. 5: The non-binding advisory vote on the compensation of our named executive officers as disclosed in this proxy statement must receive the affirmative vote of the holders of a majority of the voting power of the shares of stock entitled to vote on such matter that are present in person or represented by proxy at the meeting and are voted for or against the matter.

Vote Required and Board Recommendation for Proposals 2 and 3
Proposals 2 and 3 must receive more affirmative votes cast “For” each proposal than the aggregate number of votes cast “Against” and abstentions from voting on each proposal. If you own shares through a bank, broker or other intermediary, you must instruct your bank, broker or other intermediary how to vote in order for them to vote your shares so that your vote can be counted on these proposals. Abstentions will have the effect of a vote “Against” these proposals. Broker non-votes will not be counted toward the vote totals for these proposals and therefore will not affect the outcome of these proposals.